Exhibit 99.1

BioTime to Host Investor and Analyst Day on December 15, 2014

ALAMEDA, Calif.--(BUSINESS WIRE)--December 12, 2014--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, announced today that it will host its Investor and Analyst Day meeting on Monday, December 15, 2014 at the Harvard Club of New York City. A live webcast of the presentations will begin at 1:15 pm ET and the webcast will conclude by 4:00 pm ET.

Presentations will provide an overview of BioTime’s growth opportunities and operational strategy. Speakers include BioTime Chief Executive Officer and President Michael D. West, PhD, Asterias Biotherapeutics Chief Operating Officer Katharine Spink, PhD, and other members of the executive management team of BioTime and its subsidiaries.

Program Agenda

1:15 pm	Welcome: Alfred D. Kingsley, JD, LLM (Chairman, BioTime)

1:20 pm	Michael D. West, PhD (CEO and President, BioTime)
“The Regenerative Medicine Revolution”

1:40 pm	Asterias Biotherapeutics, Inc.:
Katharine Spink, PhD (COO), Jane Lebkowski, PhD (President of R&D)

2:15 pm	Cell Cure Neurosciences Ltd.:
Charles S. Irving, PhD (CEO)

2:50 pm	Keynote Speaker: Stephen Minger, PhD (GE Healthcare Life Sciences)
“Innovating Preclinical Drug Discovery and Human Cell Therapy”

3:20 pm	BioTime’s Commercialization Group:
Thomas I. Zarembinski, PhD, MBA (Sr. Director, New Product Development)

3:35 pm	OncoCyte Corporation:
Joseph Wagner, PhD (CEO)

3:55 pm	Final Comments: Alfred D. Kingsley, JD, LLM (Chairman, BioTime)

Advanced registration is required, and attendance will be limited to institutional investors and equity research analysts who register in advance. To register for the meeting, please contact BioTime’s Investor Relations: Michael Polyviou of EVC Group, Inc. at mpolyviou@evcgroup.com. Investors and other interested parties unable to attend in person are invited to listen to the investor meeting via a live webcast at: http://wsw.com/webcast/cc/btx. A replay of the event will be available at the same website for 90 days following the conclusion of the meeting.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. Renevia™ (a HyStem® product), is now in a pivotal trial in Europe as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in the treatment of HIV-related lipoatrophy. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is developing pluripotent stem-cell based therapies in neurology and oncology, including AST-OPC1 oligodendrocyte progenitor cells in spinal cord injury, multiple sclerosis and stroke, and AST-VAC2, an allogeneic dendritic cell-based cancer vaccine. Asterias Series A common stock is traded on the NYSE MKT under the symbol AST.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders. OpRegen™ is currently in a Phase I/IIa clinical trial for the treatment of the dry-form of age-related macular degeneration.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with four clinical studies currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 212-850-6020
mpolyviou@evcgroup.com
Gregory Gin, 862-236-0673
ggin@evcgroup.com
Doug Sherk, 415-652-9100
dsherk@evcgroup.com